Exhibit 99.1

Biostax Announces a Director Appointment of Influential Business Leader Craig Suro

Orlando, FL, November 15, 2023 (GLOBE NEWSWIRE) — Biostax Corp (OTC Pink: BTAX) (“Biostax”), a hub and spoke biotech development engine, announces the appointment of Influential Business Leader Roger “Craig” Suro.

Renowned Virginia native, Mr. Suro, has emerged as a driving force in the realms of business innovation, public policy, and community revitalization. With an extensive background in business development and public service, Mr. Suro has continually spearheaded transformative initiatives that have left a lasting impact on Virginia’s economic landscape.

In welcoming Mr. Suro, the Company’s CEO, Noreen Griffin, remarked, “We are thrilled to have Craig join our team. His remarkable track record in driving capital, innovation, and funding for transformative projects is unparalleled. His expertise will undoubtedly amplify our company’s growth trajectory. With Craig on board, we anticipate a surge in innovation, unparalleled opportunities for our company, and increased funding avenues that will propel us to new heights of success.”

Mr. Suro’s journey began Virginia’s Assistant Secretary of Health and Human Resources under the office of Secretary Jane Woods where he exhibited exceptional leadership in policy coordination, legislative affairs, and relationship building with state healthcare agencies. His expertise in healthcare policies laid the foundation for his venture into the private sector, where he co-founded Caretime LLC in 2010. This private healthcare software company, under Mr. Suro’s guidance, achieved remarkable success, experiencing an average annual revenue growth of 52%. Caretime’s innovative solutions empowered healthcare providers across 26 states in detecting fraud within Medicaid- and Medicare-funded home healthcare services.

Recognized for his entrepreneurial acumen, Mr. Suro ventured into the aquaculture industry in 2014, founding the not-for profit,Tangier Island Oyster Company. His vision revitalized the economy of Tangier Island, providing over 1 million premium brand oysters annually to select restaurants creating a range of new employment opportunities and establishing a sustainable market for premium oysters.

In recent years, Mr. Suro’s focus has shifted towards the burgeoning field of Biotechnology. Collaborating with leading companies in the Richmond/Petersburg region, he has been instrumental in driving innovative drug research and manufacturing projects. His consultancy work ensures that these initiatives maximize growth, fostering synergies that benefit communities, national safety, and public health.

Mr. Suro’s dedication to community development is reflected in his service on several boards and committees. He serves on the Greater Richmond YMCA Board and currently volunteers on the Property and Facilities committee. Presently, he serves on the HCA Central Division Region Market Advisory Committee, the Community Board for Blue Ridge Bank, and the Board of Trustees for The Steward School.

With a legacy marked by innovation, collaboration, and community empowerment, Craig Suro continues to shape Virginia’s future. His dynamic approach and visionary leadership make him a driving force behind transformative change, leaving an indelible mark on businesses, communities, and industries alike.